Exhibit 99.4

Apogee Technology, Inc.
Unanimous Written Consent of the Board of Directors
July 21, 2010

Pursuant to Section 141(f) of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned, being all of the Directors of Apogee Technology, Inc., a Delaware Corporation (the "Corporation"), do hereby consent that the following actions be taken without a meeting, without a vote and without prior notice and direct that this written consent be filed with the records of the meetings of the Directors of the Corporation, which shall constitute, for all purposes, votes at a special meeting of the Board of Directors of the Corporation.

The adoption of the following resolutions:

Approve a transaction for Angelika Dunner to purchase 25,000 common shares of Apogee stock at $1 per share along with 12,500 three (3) year warrants each with an exercise price of $1.00 per share in exchange for $25,000 in cash

Approve a transaction for Friedrich Reiner to purchase 20,000 common shares of Apogee stock at $1 per share along with 10,000 three (3) year warrants each with an exercise price of $1.00 per share in exchange for $20,000 in cash